THIRD AMENDMENT TO MEDIA AND MARKETING SERVICES AGREEMENT

This THIRD AMENDMENT TO MEDIA AND MARKETING SERVICES AGREEMENT (this “Third Amendment”) is entered into on the 22nd day of October, 2010 and made effective as of the 15th day of October, 2010, by and between CyberDefender Corporation, a Delaware corporation (“CyberDefender”), and GR Match, LLC, a Delaware limited liability company (“GRM”).  GRM and CyberDefender may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, GRM and CyberDefender Corporation, a California corporation (as predecessor in interest to CyberDefender), entered into that certain Media and Marketing Services Agreement, dated as of March 24, 2009, to be effective as of March 1, 2009, as amended by that certain First Amendment thereto, dated as of June 4, 2009, and that certain Second Amendment thereto, dated as of October 26, 2009 (collectively, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.            Addition of Section 1.6 to the Agreement.  The following provision shall be added to the Agreement as Section 1.6:

1.6           Board of Directors Observer.  At any time when there is no GRM Director on the Board of Directors of CyberDefender as provided in Section 1.5, so long as GRM owns Common Stock, or holds warrants which grant GRM the right to purchase Common Stock of CyberDefender (whether vested or unvested), which collectively constitute at least five percent (5%) of CyberDefender’s issued and outstanding Common Stock on a fully diluted basis, GRM shall have the right to appoint one (1) Board of Directors observer (the “Observer”) upon written notice to CyberDefender, which Observer shall be selected in GRM's sole discretion.  GRM may change the Observer for any reason at any time upon written notice to CyberDefender.  CyberDefender shall invite the Observer to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give the Observer copies of all notices, minutes, consents and other materials that CyberDefender provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided and provided further that CyberDefender reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between CyberDefender and its counsel.

2.            Amendment to Section 2.3 of the Agreement.  The first sentence of Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:

“As security for CyberDefender's prompt payment of any amounts owing to GRM under Sections 2.2, 2.4 or 2.5 (the “Payment Obligations”), CyberDefender has granted to GRM a security interest and lien in any proceeds held in the Merchant Service Account, including, without limitation, any settlement accounts and/or reserve accounts held in connection therewith, and any rights to receive credits or payments under any merchant services agreement or other similar agreement relating to the Merchant Services Account.”

3.            Addition of Sections 2.4 and 2.5 to the Agreement.  The following provisions shall be added to the Agreement as Sections 2.4 and 2.5, respectively:

2.4           Creative Management Fee.  In addition to CyberDefender's payment of any other amounts due hereunder, commencing as of October 15, 2010, CyberDefender shall pay to GRM a monthly management fee equal to Seventy Five Thousand Dollars ($75,000), payable monthly in advance, not later than the first (1st) day of each month during the Term; provided, however, that the amount of such monthly management fee in respect of any month (or portion thereof) in which media buying has been paused or suspended pursuant to Section 1.1(i) shall be decreased on a pro rata basis based on the number of days that media buying has been paused or suspended during such month.

2.5           Payment of Production Costs.  CyberDefender shall either directly pay for, or reimburse GRM, at GRM's option, for the payment of, all out-of-pocket costs incurred by GRM in connection with the creation, development, and/or production of any Commercials in connection with GRM's performance of the GRM Services (collectively, “Production Costs”).  With respect to Production Costs paid by GRM on behalf of CyberDefender, GRM shall deliver to CyberDefender copies of monthly invoices which set forth in reasonable detail the amount of all such Production Costs incurred by GRM on CyberDefender's behalf during the applicable month.  CyberDefender shall pay the amount of all such Production Costs incurred by GRM on CyberDefender's behalf not later than fifteen (15) days after its receipt of the applicable invoice.

The Parties acknowledge and agree that the payment of the creative management fee contemplated in Section 2.4 of the Agreement that was otherwise due on October 15, 2010 pursuant to the amendment above shall instead be payable not later than three (3) business days following the execution of this Third Amendment.

4.           Amendment to Section 5.1 of the Agreement.  Section 5.1 of the Agreement is hereby amended and restated in its entirety as follows:

5.1           Term.  Subject to any termination rights set forth herein, the term (the “Term”) of this Agreement shall commence upon the Effective Date and continue until October 31, 2011 unless earlier terminated in accordance with the provisions of this Agreement (the “Termination Date”).

5.           Conflict; Full Force and Effect.  In the event of any conflict between this Third Amendment and the Agreement, this Third Amendment shall control.  The Parties acknowledge and agree that, except as expressly provided herein, the provisions of the Agreement shall remain unmodified and in full force and effect.

6.            Successors and Assigns.  This Third Amendment is and shall be binding upon each of the Parties and their respective successors and assigns.

7.            Recitals.  The recitals to this Third Amendment are hereby incorporated by reference herein.

8.            Governing Law.  This Third Amendment shall be governed by the laws of the State of California, without regard to its principles of conflict of laws.

9.            Entire Agreement.  This Third Amendment and the Agreement contain the complete understanding and agreement of the Parties relating to the subject matter hereof and thereof and supersede any prior understanding or agreement related thereto, whether written or oral.

10.          Counterparts.  This Third Amendment may be executed in multiple counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, this Third Amendment has been duly executed by the Parties as of the date first above written.

GR Match, LLC,
a Delaware limited liability company

By:
Name: Kevin Knee
Title: Manager

CyberDefender Corporation,
a Delaware corporation

By:
Name: Gary Guseinov
Title: Chief Executive Officer